Exhibit 4.01

incorporated under the laws of the
STATE OF NEVADA

Specimen Stock Certificate

ULTRA SUN CORP.
$.001 PAR VALUE

Please see attached PDF document for an exact replica of stock certificate.  There are 2 pages to the PDF document.